Exhibit 10.2

AMENDMENT NO. 1 TO

LIMITED LIABILITY COMPANY AGREEMENT OF
JERNIGAN CAPITAL OPERATING COMPANY, LLC

DESIGNATION OF SERIES A PREFERRED STOCK

July 27, 2016

WHEREAS, pursuant to Article XIV of the Limited Liability Company Agreement (the “Operating Agreement”) of Jernigan Capital Operating Company, LLC (the “Company”), the Managing Member hereby amends the Operating Agreement as follows in connection with (i) the issuance and sale of preferred stock, $0.01 par value per share (the “Series A Preferred Stock”), of the Managing Member and the issuance to the Managing Member of Series A Preferred Units (as defined below) in exchange for the contribution by the Managing Member of the net proceeds from the issuance and sale of the Series A Preferred Stock or (ii) the issuance of additional shares of Series A Preferred Stock or common stock of the Managing Member, $0.01 par value per share (the “Common Stock”), in connection with dividend payments on the Series A Preferred Stock and the issuance to the Managing Member of Series A Preferred Units or Common Units, as applicable.

1.          Designation and Number. A series of Preferred Units (as defined below), designated the “Series A Preferred Units” (the “Series A Preferred Units”), is hereby established. The number of authorized Series A Preferred Units shall be 300,000.

2.          Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Operating Agreement. The following defined terms used in this Amendment No. 1 to the Operating Agreement shall have the meanings specified below:

“Aggregate Unit Distribution” shall have the meaning provided in Section 5(a)(ii).

“Amendment Date” shall have the meaning provided in Section 5(a)(i).

“Articles Supplementary” means the Articles Supplementary of Jernigan Capital, Inc., filed with the SDAT on July 27, 2016, designating the terms, rights and preferences of the Series A Preferred Stock.

“Cash Distribution” shall have the meaning provided in Section 5(a)(i).

“Cash Premium” shall have the meaning provided in Section 5(a)(i).

“Change of Control Event” shall have the meaning provided in the Articles Supplementary.

“Change of Control Redemption Date” shall have the meaning provided in Section 7(b).

“Change of Control Redemption Notice” shall have the meaning provided in the Articles Supplementary.

“Change of Control Redemption Price” shall have the meaning provided in the Articles Supplementary.

“Common Stock” shall have the meaning provided in the recitals.

“Distribution Payment Date” shall have the meaning provided in Section 5(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Incremental Equity Book Value” shall have the meaning provided in the Articles Supplementary.

“Incremental Net Asset Value” shall have the meaning provided in the Articles Supplementary.

“Junior Preferred Units” shall have the meaning provided in Section 4.

“Liquidation” shall have the meaning provided in Section 6(a).

“Liquidation Value” shall have the meaning provided in Section 6(a).

“Managing Member” means Jernigan Capital, Inc., a Maryland corporation.

“Optional Redemption Date” shall have the meaning provided in Section 8(a).

“Optional Redemption Price” shall have the meaning provided in the Articles Supplementary.

“Optional Redemption Right” shall have the meaning provided in Section 8(a).

“Per Unit Distribution” shall have the meaning provided in Section 5(c).

“Person” means an individual or entity including any limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

“SDAT” means the State Department of and Taxation of the State of Maryland.

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“Senior Preferred Units” shall have the meaning provided in Section 4.

“Series A Preferred Stock” shall have the meaning provided in the recital above.

“Series A Preferred Unit Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series A Preferred Units” shall have the meaning provided in Section 1.

“Triggering Event” shall have the meaning provided in the Articles Supplementary.

3.          Maturity. The Series A Preferred Units shall have no stated maturity and except as described in Section 7, shall not be subject to any mandatory redemption or forced conversion.

4.          Rank. The Series A Preferred Units shall, with respect to distribution rights and rights upon liquidation, winding up and dissolution of the Company, rank (i) senior to the Common Units and LTIP Units of the Company and to all classes and series of common units of the Company now existing or hereafter authorized, issued or outstanding and any class or series of limited liability company interests of the Company expressly designated as ranking junior to the Series A Preferred Units as to distribution rights and rights upon liquidation, winding up and dissolution of the Company (collectively, the “Junior Preferred Units”) unless otherwise agreed by vote or written consent of the holders of a majority of the units of Series A Preferred Units then outstanding, voting as a separate class; (ii) on parity with any class or series of limited liability company interests of the Company expressly designated as ranking on parity with the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution and winding up of the Company (“Parity Units”); (iii) junior to any class or series of limited liability company interests of the Company expressly designated as ranking senior to the Series A Preferred Units as to distribution rights and rights upon liquidation, winding up and dissolution of the Company; and (iv) junior in right of payment to the Company’s existing and future indebtedness. All Series A Preferred Units shall rank on parity with each other.

5.	Distributions.

a.           Subject to the preferential rights of holders of any class or series of limited liability company interests of the Company expressly designated as ranking senior to the Series A Preferred Units as to distribution rights, and subject to the rights of any Parity Units, to the extent not prohibited by law, each holder of Series A Preferred Units shall be entitled to receive, if, as and when authorized by the Managing Member and declared by the Company, on each outstanding Series A Preferred Unit, out of funds legally available for the payment of distributions:

i.            a cumulative cash distribution (the “Cash Distribution”), equal to (1) 7.0% per annum on the Liquidation Value for the period beginning on the date of issuance until the sixth anniversary of the date of this Amendment (the “Amendment Date”), payable quarterly in arrears; (2) 8.5% per annum on the Liquidation Value for the period beginning the day after the sixth anniversary of the Amendment Date and for each year thereafter so long as the Series A Preferred Units remain issued and outstanding, payable quarterly in arrears; and (3) an amount in addition to the amounts in (1) and (2) equal to 5.0% per annum on the Liquidation Value for the period beginning the day after a Triggering Event (the “Cash Premium”); and

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ii.         a cumulative distribution payable in-kind in Common Units or additional Series A Preferred Units (the “Aggregate Unit Distribution”) (determined at the election of each holder of Series A Preferred Stock (such election to be irrevocable as to the dividend for any fiscal quarter, and made by written notice to the Managing Member at least 15 days prior to the record date for each such dividend) by NexPoint Advisors, L.P. for all holders of Series A Preferred Stock) whereby the total value of the Aggregate Unit Distribution to be paid each quarter equals the product obtained by multiplying 0.25 by the sum of (i) Incremental Equity Book Value as of the end of the most recently completed fiscal quarter and (ii) to the extent the Managing Member owns equity interests in income-producing real property, Incremental Net Asset Value; provided that for purposes of computing the sum of (i) and (ii) above, no interest in the same real estate asset will be double counted.

b.           The number of Common Units or Series A Preferred Units to be distributed per each outstanding Series A Preferred Unit as Aggregate Unit Distributions (the “Per Unit Distribution”) shall be calculated in accordance with paragraph (c) of the Articles Supplementary.

c.           The Company will pay, if, as and when authorized by the Managing Member and declared by the Company, to the extent not prohibited by law, the Cash Distribution and the Per Unit Distribution quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, or if such day is not on a Business Day, then the next succeeding day that is a Business Day (each a “Distribution Payment Date”), commencing on October 15, 2016. Cash Distributions will be computed on the basis of a 360-day year comprised of twelve 30 day months. The Company will make each Cash Distribution and Per Unit Distribution, as applicable, due on a Distribution Payment Date to the holders of record of Series A Preferred Units on the close of business on January 1, April 1, July 1 and October 1 immediately preceding the applicable Distribution Payment Date, beginning on the close of business on October 1, 2016. Distributions on the Series A Preferred Units will accumulate from the most recent date to which distributions have been paid or, if no distributions have been paid, from and including the respective date of issuance of such shares of Series A Preferred Units.

d.           Notwithstanding the foregoing, Cash Distributions and Aggregate Unit Distributions on the Series A Preferred Units will accumulate whether or not the Company has earnings, whether or not there are funds legally available for the payment of such Cash Distributions and Aggregate Unit Distributions, whether or not such Cash Distributions and Aggregate Unit Distributions are declared and whether or not such Cash Distributions and Aggregate Unit Distributions are prohibited by agreement. Accrued but unpaid Cash Distributions and Aggregate Unit Distributions on the Series A Preferred Units will accumulate and will earn additional Cash Distributions and Aggregate Unit Distributions as calculated above (in the case of Unit Distributions, as if such Unit Distributions had been paid or issued on the applicable Distribution Payment Date), compounded quarterly (subject to increase as provided in Section 5(a)(i), as applicable).

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e.           As long as any Series A Preferred Units remain outstanding, the Company shall not declare or pay on or set apart for the Common Units or any Junior Preferred Units any distribution (other than (i) to the extent necessary to ensure that the Managing Member remains qualified as a REIT for U.S. federal income tax purposes and (ii) the redemption or other acquisition of limited liability company interests of the Company in any calendar year in an amount equal to the number of shares of capital stock of the Managing Member redeemed or acquired under incentive, benefit or share purchase plans for officers, directors or employees of the Managing Member or others performing or providing similar services or in connection with net settlements and withholding in connection with the vesting or exercise of equity incentive awards) unless all accumulated distributions on the then-outstanding Series A Preferred Units shall have been paid or shall have been declared and set apart for payment to the holders of the Series A Preferred Units.

f.            When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Units and any Parity Units, all distributions declared and paid on the Series A Preferred Units shall be declared pro rata so that the amount of distributions declared and paid for each Series A Preferred Unit and any Parity Units shall in all cases bear to each other the same ratio that accrued distributions for each Series A Preferred Unit and Parity Units bear to each other.

g.           Holders of Series A Preferred Units shall not be entitled to any distribution whether payable in cash, property or units of the Company, in excess of full cumulative distributions on the Series A Preferred Units as described herein. Any distribution payment made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable. Except as provided herein, the Series A Preferred Units shall not be entitled to participate in the earnings or assets of the Company.

6.	Liquidation, Dissolution or Winding Up.

a.           In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation”), each holder of Series A Preferred Units shall be entitled to receive out of the assets that may be legally distributed to the Company’s members after payment or provision for payment of all indebtedness of the Company, but prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any assets on any Common Units or Junior Preferred Units, an amount equal to the greater of (1) $1,000 per outstanding Series A Preferred Unit (the “Liquidation Value”), plus all accumulated but unpaid Cash Distributions and Aggregate Unit Distributions thereon to, but not including, the date of any liquidation, but excluding any Cash Premium and (2) the amount that would be paid on such date in the event of a redemption following a Change of Control Event pursuant to Section 7.

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b.           For purposes of determining accumulated but unpaid Cash Distributions and Aggregate Units Distributions with respect to the Series A Preferred Units in the event of a Liquidation, the Aggregate Unit Distributions shall be determined by computing Incremental Equity Book Value on a pro forma basis to, but not including, the date of final distribution of all remaining assets of the Company without giving effect to any liquidating distributions by the Company.

c.           After the payment of the Liquidation Value and all accumulated but unpaid Cash Distributions and Aggregate Unit Distributions and any payment on Parity Units, the remaining assets of the Company, if any, shall be distributed to the holders of Common Units and Junior Preferred Units.

d.           If upon Liquidation the assets legally available for distribution to the holders of the Series A Preferred Units and any Parity Units are insufficient to permit the payment to such holders of the full amounts specified in this Section 6 or pursuant to the terms of any Parity Units, then the entire assets of the Company legally available for distribution will be distributed among the holders of the Series A Preferred Units and any Parity Units with equal priority and pro rata in proportion to the amounts they would otherwise be entitled to receive pursuant to this Section 6 and the terms of any such Parity Units, and the Company will not make or agree to make any payments to the holders of Common Units or Junior Preferred Units. Whenever the distribution provided for in this Section 6 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by Board of Directors of the Managing Member.

7.	Mandatory Redemption.

a.           Upon the occurrence of a Change of Control Event, the Company shall redeem all of the outstanding Series A Preferred Units if and when the Managing Member redeems all of the outstanding shares of Series A Preferred Stock of the Managing Member as provided in paragraph (j) of the Articles Supplementary.

b.           Not more than 30 days after the effective date of a Change of Control Event, the Company shall redeem at the Change of Control Redemption Price all of the Series A Preferred Units then outstanding (the date of such redemption, the “Change of Control Redemption Date”); provided, however, that the Company shall only be required to pay the Change of Control Redemption Price after (i) the satisfaction of any indebtedness obligations existing on the Change of Control Redemption Date, if any, and (ii) to the extent such redemption can be made out of funds legally available therefor. From and after the Change of Control Redemption Date and payment of the Change of Control Redemption Price, (i) distributions shall cease to accumulate on the redeemed Series A Preferred Units, (ii) the redeemed Series A Preferred Units shall no longer be deemed outstanding, and (iii) all rights with respect to the redeemed Series A Preferred Units shall cease and terminate. Notwithstanding the foregoing, in the event of the Company’s failure to deliver the Change of Control Redemption Price at the time and place specified in the Change of Control Redemption Notice, additional distributions shall accumulate and accrue with respect to such Change of Control Redemption Price at a rate of 14.0% per annum, compounded quarterly.

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c.           Notice of a Change of Control Redemption of the Series A Preferred Units shall be consistent with the notice procedures set forth in paragraph (j) of the Articles Supplementary.

8.	Optional Redemption.

a.           If and when the Managing Member exercises its option to redeem some or all of the Series A Preferred Stock as provided in paragraph (k)(1) of the Articles Supplementary, the Company shall redeem an equal number of the Series A Preferred Units (the “Optional Redemption Right”), for cash, at the Optional Redemption Price.

b.           Unless full cumulative distributions on all units of Series A Preferred Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, (i) no Series A Preferred Units shall be redeemed pursuant to the Optional Redemption Right unless all outstanding Series A Preferred Units are simultaneously redeemed and (ii) the Company shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, Series A Preferred Units (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, Junior Preferred Units); provided, however, that the foregoing shall not prevent the redemption or purchase by the Company of Series A Preferred Units in order to ensure that the Managing Member remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series A Preferred Units pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units.

c.           Immediately prior to any redemption of Series A Preferred Units pursuant to the Optional Redemption Right, the Company shall pay any accumulated and unpaid Cash Distributions or Aggregate Unit Distributions, as applicable, on the Series A Preferred Units to, but not including, the Optional Redemption Date, unless a redemption date falls after a record date for the payment of Cash Distributions or Aggregate Unit Distributions and prior to the corresponding Distribution Payment Date, in which case each holder of record of Series A Preferred Units at the close of business on such record date shall be entitled to the distribution payable on such units on the corresponding Distribution Payment Date (including any accumulated and unpaid distributions for prior distribution periods) notwithstanding the redemption of such units pursuant to the Optional Redemption Right prior to such Distribution Payment Date. Except as provided above and in this Section (8)(c), the Company will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A Preferred Units for which a notice of redemption has been given.

d.           Notice of redemption of the Series A Preferred Units shall be consistent with the notice procedures set forth in paragraph (k)(5) of the Articles Supplementary.

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9.          Voting. The holders of the Series A Preferred Units shall not have any voting rights.

10.         Conversion. The Series A Preferred Units shall not be convertible into, or exchangeable for, any other property or securities.

11.         Allocation of Profit and Loss.

a.           Allocations of the Company’s items of income, gain, loss and deduction shall be allocated among holders of the Series A Preferred Units in accordance with Article VI of the Operating Agreement, as amended by this Amendment No. 1.

b.           Article VI, Section 6.1.B(5) of the Operating Agreement is hereby deleted in its entirety and the following new Section 6.1.B(5) is inserted in its place: “fifth, to the holders of any Interests that are entitled to any preference in non-liquidating distributions in accordance with the rights of any such class of Interests until each such Interest has been allocated, on a cumulative basis pursuant to this clause (5), Net Income equal to the amount of non-liquidating distributions payable that are attributable to the preference of such class of Interests (not including amounts payable in redemption of such Interest, other amounts representing accumulated but unpaid distributions) whether or not paid (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made); and”.

12.         Except as modified herein, all terms and conditions of the Operating Agreement shall remain in full force and effect, which terms and conditions the Managing Member hereby ratifies and confirms.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed and agrees to be bound by this Amendment as of the date first written above.

MANAGING MEMBER:

JERNIGAN CAPITAL, INC., a Maryland corporation

By:	/s/ John A. Good
Name:	John A. Good
Title:	President and Chief Operating Officer